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                                  Exhibit 23.2






INDEPENDENT ACCOUNTANTS' CONSENT


We consent to use in this registration statement No. 333-59271 of Lifecodes Corporation on Form S-1 of our report dated August 25, 1998 on the consolidated financial statements of Lifecodes Corporation, our report dated May 22, 1998, on the financial statements of Micro Diagnostics Inc., our report dated June 19, 1998 on the financial statements of International Support for Bone Marrow Drives, Ltd., and our report dated May 26, 1998 on the financial statements of GeneScreen, Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Stamford, Connecticut

September 1, 1998